Exhibit 99.1

Envestnet Reports Fourth Quarter 2014 Financial Results

Chicago, IL — February 26, 2015 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its fourth quarter and full year ended December 31, 2014.

Key Financial Metrics	Fourth Quarter		%	Full Year		%
(in millions except per share data)	2014	2013	Change	2014	2013	Change

Adjusted Revenues(1)	$96.8	$74.4	30%	$348.7	$242.7	44%
Adjusted EBITDA(1)	$16.6	$11.0	50%	$55.9	$38.6	45%
Adjusted Net Income per Share(1)	$0.23	$0.15	53%	$0.80	$0.54	48%

Financial Results for the Fourth Quarter of 2014 Compared to the Fourth Quarter of 2013:

•                  Adjusted Revenues(1) increased 30% to $96.8 million for the fourth quarter of 2014 from $74.4 million for the fourth quarter of 2013.

•                  Revenues from assets under management (AUM) or assets under administration (AUA) increased 29% to $81.5 million for the fourth quarter of 2014 from $63.4 million for the fourth quarter of 2013; total revenues, which include licensing and professional services fees, increased 30% to $96.8 million for the fourth quarter of 2014 from $74.4 million for the fourth quarter of 2013.

•                  Adjusted EBITDA(1) increased 50% to $16.6 million for the fourth quarter of 2014 compared to $11.0 million for the fourth quarter of 2013.

•                  Adjusted Net Income(1) was $8.6 million, or $0.23 per diluted share, for the fourth quarter of 2014 compared to $5.4 million, or $0.15 per diluted share, for the fourth quarter of 2013.

•                  Net income attributable to Envestnet, Inc. was $3.7 million, or $0.10 per diluted share, for the fourth quarter of 2014 compared to $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2013.

Financial Results for the Full Year of 2014 Compared to the Full Year of 2013:

•                  Adjusted Revenues(1), increased 44% to $348.7 million for 2014 from $242.7 million for 2013.

•                  Revenues from AUM or AUA increased 47% to $294.2 million for 2014 from $200.6 million for 2013; total revenues, which include licensing and professional services fees, increased 44% to $348.7 million for 2014 from $242.5 million for 2013.

•                  Adjusted EBITDA(1) increased 45% to $55.9 million for 2014 compared to $38.6 million for 2013.

•                  Adjusted Net Income(1) was $29.5 million, or $0.80 per diluted share, for 2014 compared to $19.1 million, or $0.54 per diluted share, for 2013.

•                  Net income attributable to Envestnet, Inc. was $14.2 million, or $0.38 per diluted share, for 2014 compared to $3.7 million, or $0.10 per diluted share, for 2013.

“During the fourth quarter, Envestnet surpassed two notable milestones — more than $700 billion of platform assets and more than 40,000 advisors served — as we empower excellence in wealth management with our industry-leading solutions,” said Jud Bergman, Chairman and CEO.

“We accomplished a great deal in 2014, including the onboarding of nearly $100 billion in new client conversions, the acquisition of Placemark and a successful capital raise. As we execute on our multi-channel and multi-portal strategy, Envestnet is well-positioned to continue delivering strong top and bottom-line growth in 2015 and beyond,” concluded Mr. Bergman.

Key Operating Metrics (AUM/A Only) as of and for the Quarter and Year Ended December 31, 2014:

•                  Assets: $246.4 billion, up 38% from December 31, 2013

•                  Accounts: 977,625, up 33% from December 31, 2013

•                  Advisors: 28,605, up 25% from December 31, 2013

•                  Gross sales — fourth quarter 2014: $24.1 billion, resulting in net flows of $9.9 billion

•                  Gross sales — full year 2014: $99.9 billion, resulting in net flows of $50.0 billion

The following table summarizes the changes in AUM and AUA for the quarter ended December 31, 2014:

In Millions Except Accounts	9/30/14	Placemark	Gross Sales	Redemptions	Net Flows	Market Impact	12/31/14

Assets under Management (AUM)	$54,935	$15,404	$5,846	$(4,371)	$1,475	$306	$72,120
Assets under Administration (AUA)	164,639	—	18,280	(9,861)	8,419	1,191	174,249
Total AUM/A	$219,574	$15,404	$24,126	$(14,232)	$9,894	$1,497	$246,369
Fee-Based Accounts	897,551	45,187			34,887		977,625

The above AUM/A gross sales figures include $5.0 billion in new client conversions. The Company onboarded an additional $8.9 billion in licensing conversions during the fourth quarter, bringing total conversions for the quarter to $13.9 billion.

The following table summarizes the changes in AUM and AUA for the year ended December 31, 2014:

In Millions Except Accounts	12/31/13	Placemark	Gross Sales	Redemptions	Net Flows	Market Impact	Reclass to Licensing	12/31/14

Assets under Management (AUM)	$45,706	$15,404	$22,355	$(12,414)	$9,941	$1,069	$—	$72,120
Assets under Administration (AUA)	132,215	—	77,514	(37,424)	40,090	5,102	(3,158)	174,249
Total AUM/A	$177,921	$15,404	$99,869	$(49,838)	$50,031	$6,171	$(3,158)	$246,369
Fee-Based Accounts	735,845	45,187			220,003		(23,410)	977,625

The above AUM/A gross sales figures include $28.2 billion in new client conversions. The Company onboarded an additional $66.9 billion in licensing conversions during 2014, bringing total conversions for the year to $95.1 billion.

Review of Fourth Quarter 2014 Financial Results

Adjusted Revenues(1) increased 30% to $96.8 million for the fourth quarter of 2014 from $74.4 million for the fourth quarter of 2013. The increase was primarily due to a 29% increase in revenues from AUM or AUA to $81.5 million from $63.4 million in the prior year period. Revenue from Placemark, acquired by the Company on October 1, 2014, is included for the entire fourth quarter.

Total operating expenses increased 23% to $89.7 million in the fourth quarter of 2014 from $73.0 million in the fourth quarter of 2013. Cost of revenues increased 19% to $38.6 million in the fourth quarter of 2014 from $32.4 million in the fourth quarter of 2013 due to the increase in revenue from AUM or AUA, partially offset by Placemark revenue which is recognized net of manager fees. Compensation and benefits increased 37% to $30.0 million in the fourth quarter of 2014 from $22.0 million in the prior year period primarily due to the inclusion of Placemark and an increase in headcount to support growth in the business. General and administration expenses increased 13% to $15.8 million in the fourth quarter of 2014 from $14.0 million in the prior year period, partly due to the inclusion of Placemark.

Income from operations was $7.1 million for the fourth quarter of 2014 compared to $1.4 million for the fourth quarter of 2013. Net income attributable to Envestnet, Inc. was $3.7 million, or $0.10 per diluted share, for the fourth quarter of 2014 compared to $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2013. Adjusted EBITDA(1) in the fourth quarter of 2014 was $16.6 million, compared to $11.0 million in the fourth quarter of 2013. Adjusted Net Income(1) was $8.6 million, compared to $5.4 million in the fourth quarter of 2013. Adjusted Net Income Per Share(1) was $0.23, compared to $0.15 in the fourth quarter of 2013.

In December 2014, Envestnet completed a $172.5 million convertible bond offering. At December 31,

2014, Envestnet had $209.8 million in cash and cash equivalents, and its revolving credit facility was undrawn with $100 million available.

Conference Call

Envestnet will host a conference call to discuss fourth quarter 2014 financial results today at 5:00 p.m. ET. The live webcast can be accessed from Envestnet’s investor relations website at http://ir.envestnet.com/. The call can also be accessed live over the phone by dialing (800) 967-7187, or for international callers (719) 457-2644. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 5939718.  The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under United States generally accepted accounting principles (GAAP), we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, imputed interest on contingent consideration, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, fair market value adjustment on contingent consideration, litigation related expense, other income and pre-tax loss attributable to non-controlling interest.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, non-cash interest expense, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, amortization of acquired intangibles, imputed interest on contingent consideration, fair market value adjustment on contingent consideration, litigation related expense, other income and net loss attributable to non-controlling interest. Reconciling items are tax effected using the income tax rates noted in the reconciliation table found in this release.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues, net income or net income per share determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 26, 2015 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$209,754	$49,942
Fees and other receivables, net	20,345	19,848
Deferred tax assets, net	4,654	2,462
Prepaid expenses and other current assets	7,242	7,155
Total current assets	241,995	79,407

Property and equipment, net	16,629	12,766
Internally developed software, net	7,023	5,740
Intangible assets, net	58,654	35,698
Goodwill	104,976	74,335
Deferred tax assets, net	565	8,367
Other non-current assets	9,516	4,929
Total assets	$439,358	$221,242

Liabilities and Equity
Current liabilities:
Accrued expenses	$48,247	$35,242
Accounts payable	4,869	5,528
Contingent consideration	6,405	6,008
Deferred revenue	5,159	6,245
Total current liabilities	64,680	53,023

Convertible notes, less discount	145,203	—
Contingent consideration	7,462	11,297
Deferred revenue	6,954	1,148
Deferred rent	3,588	2,051
Lease incentive	5,550	3,547
Other non-current liabilities	2,430	2,404
Total liabilities	235,867	73,470

Redeemable units in ERS, LLC	1,500	—

Equity:
Stockholders’ equity	201,435	147,772
Non-controlling interest	556	—
Total liabilities and equity	$439,358	$221,242

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2014	2013	2014	2013

Revenues:
Assets under management or administration	$81,516	$63,418	$294,223	$200,568
Licensing and professional services	15,287	10,980	54,525	41,967
Total revenues	96,803	74,398	348,748	242,535

Operating expenses:
Cost of revenues	38,564	32,370	150,067	98,970
Compensation and benefits	30,008	21,967	104,457	77,442
General and administration	15,807	13,968	54,321	44,808
Depreciation and amortization	5,361	4,663	18,651	15,329
Restructuring charges	—	—	—	474
Total operating expenses	89,740	72,968	327,496	237,023

Income from operations	7,063	1,430	21,252	5,512
Other income (expense):
Interest income	38	5	139	18
Interest expense	(604)	—	(626)	—
Other income (expense), net	(88)	—	1,742	182
Total other income (expense)	(654)	5	1,255	200

Income before income tax provision	6,409	1,435	22,507	5,712
Income tax provision	2,716	740	8,528	2,052

Net and comprehensive income	3,693	695	13,979	3,660
Add: Net loss attributable to non-controlling interest	—	—	195	—
Net income attributable to Envestnet, Inc.	$3,693	$695	$14,174	$3,660

Net income per share attributable to Envestnet, Inc.:

Basic	$0.11	$0.02	$0.41	$0.11

Diluted	$0.10	$0.02	$0.38	$0.10

Weighted average common shares outstanding:
Basic	34,890,566	34,001,055	34,559,558	33,191,088

Diluted	37,242,598	36,339,851	36,877,599	35,666,575

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Twelve Months Ended
	December 31,
	2014	2013
OPERATING ACTIVITIES:
Net income	$13,979	$3,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,651	15,329
Deferred rent and lease incentive	275	(483)
Provision for doubtful accounts	15	203
Impairment of long-lived assets	—	330
Deferred income taxes	(4,640)	(2,546)
Stock-based compensation expense	11,423	8,738
Excess tax benefits from stock-based compensation expense	(8,848)	(3,579)
Interest expense	626	—
Imputed interest expense	1,472	787
Fair market value adjustment on contingent consideration	(1,432)	501
Changes in operating assets and liabilities:
Fees and other receivables, net	1,788	(9,566)
Prepaid expenses and other current assets	9,733	(1,075)
Other non-current assets	(873)	(1,444)
Accrued expenses	9,784	12,389
Accounts payable	(659)	2,914
Deferred revenue	4,677	1,625
Other non-current liabilities	26	1,074
Net cash provided by operating activities	55,997	28,857

INVESTING ACTIVITIES:
Purchase of property and equipment	(6,177)	(6,125)
Capitalization of internally developed software	(3,382)	(3,143)
Acquisition of businesses, net of cash acquired	(59,570)	(8,992)
Net cash used in investing activities	(69,129)	(18,260)

FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	172,500	—
Convertible notes issuance costs	(5,533)	—
Proceeds from bank indebtedness	30,000	—
Payment of bank indebtedness	(30,000)	—
Payment of contingent consideration	(6,000)	—
Payment of promissory note	(1,500)	—
Issuance of ERS, LLC redeemable units	1,500	—
Proceeds from exercise of stock options	5,190	6,400
Excess tax benefits from stock-based compensation expense	8,848	3,579
Purchase of treasury stock for stock-based minimum tax withholdings	(2,062)	(622)
Issuance of restricted stock	1	1
Proceeds from exercise of warrants	—	4
Net cash provided by financing activities	172,944	9,362

INCREASE IN CASH AND CASH EQUIVALENTS	159,812	19,959

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	49,942	29,983

CASH AND CASH EQUIVALENTS, END OF PERIOD	$209,754	$49,942

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$96,803	$74,398	$348,748	$242,535
Deferred revenue fair value adjustment	—	—	—	160
Adjusted revenues	$96,803	$74,398	$348,748	$242,695

Net income	$3,693	$695	$13,979	$3,660
Add (deduct):
Deferred revenue fair value adjustment	—	—	—	160
Interest income	(38)	(5)	(139)	(18)
Interest expense	604	—	626	—
Income tax provision	2,716	740	8,528	2,052
Depreciation and amortization	5,361	4,663	18,651	15,329
Non-cash compensation expense	2,980	2,457	11,423	8,919
Restructuring charges and transaction costs	1,008	1,124	2,672	3,297
Re-audit related expenses	—	105	—	3,110
Severance	717	365	735	790
Imputed interest expense on contingent consideration	363	395	1,472	787
Fair market value adjustment on contingent consideration	(1,090)	501	(1,432)	501
Litigation related expense	—	—	18	7
Other income	—	—	(1,825)	—
Pre-tax loss attributable to non-controlling interest	295	—	1,230	—
Adjusted EBITDA	$16,609	$11,040	$55,938	$38,594

Net income	$3,693	$695	$13,979	$3,660
Add (deduct):
Deferred revenue fair value adjustment	—	—	—	93
Non-cash interest expense	195	—	195	—
Non-cash compensation expense	1,788	1,425	6,854	5,173
Restructuring charges and transaction costs	777	991	2,025	2,252
Re-audit related expenses	—	62	—	1,804
Severance	430	211	440	458
Amortization of acquired intangibles	2,013	1,537	6,385	4,903
Imputed interest expense on contingent consideration	218	229	883	456
Fair market value adjustment on contingent consideration	(655)	291	(859)	291
Litigation related expense	—	—	11	4
Other income	—	—	(1,095)	—
Net loss attributable to non-controlling interest	177	—	719	—
Adjusted net income	$8,636	$5,441	$29,537	$19,094

Diluted number of weighted-average shares outstanding	37,242,598	36,339,851	36,877,599	35,666,575

Adjusted net income per share - diluted	$0.23	$0.15	$0.80	$0.54

Note:  Adjustments, excluding non-deductible transaction costs, are tax effected using an income tax rate of 40.0% and 42.0% for 2014 and 2013, respectively.  Pre-tax loss attributable to non-controlling interest assumes losses are allocated to Envestnet Retirement Solutions, LLC members pro-rata based on ownership percentage.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except accounts and advisors)

(unaudited)

	As of
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014

Platform Assets
Assets Under Management (AUM)	$45,706	$49,383	$53,063	$54,935	$72,120
Assets Under Administration (AUA)	132,215	146,748	156,723	164,639	174,249
Subtotal AUM/A	177,921	196,131	209,786	219,574	246,369
Licensing	358,919	376,341	412,141	448,169	466,982
Total Platform Assets	$536,840	$572,472	$621,927	$667,743	$713,351

Platform Accounts
AUM	211,039	226,452	239,367	255,359	310,351
AUA	524,806	566,139	596,886	642,192	667,274
Subtotal AUM/A	735,845	792,591	836,253	897,551	977,625
Licensing	1,508,254	1,559,188	1,659,313	1,830,678	1,881,352
Total Platform Accounts	2,244,099	2,351,779	2,495,566	2,728,229	2,858,977

Advisors
AUM/A	22,838	24,369	24,945	24,887	28,605
Licensing	7,794	8,025	8,583	11,266	11,632
Total Advisors	30,632	32,394	33,528	36,153	40,237

Notes:

(1) During the third quarter of 2014, approximately $3.2 billion in assets, 23,000 accounts and 1,100 advisors were reclassified from AUA to Licensing in connection with client conversion activity.

(2) Metrics as of December 31, 2014 include Placemark, which added approximately $15.4 billion in AUM, 45,000 accounts and 3,400 advisors as of October 1, 2014.